Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SLR INVESTMENT CORP.,

SLR SENIOR INVESTMENT CORP.,

SOLSTICE MERGER SUB, INC.

and

SLR CAPITAL PARTNERS, LLC

(for the limited purposes set forth herein)

Dated as of December 1, 2021

4.5.	Reports	18
4.6.	SLRC Financial Statements	19
4.7.	Broker’s Fees	21
4.8.	Absence of Changes or Events	21
4.9.	Compliance with Applicable Law; Permits	21
4.10.	SLRC Information	22
4.11.	Taxes and Tax Returns	22
4.12.	Litigation	24
4.13.	Employee Matters	24
4.14.	Certain Contracts	24
4.15.	Insurance Coverage	25
4.16.	Intellectual Property	25
4.17.	Real Property	25
4.18.	Investment Assets	25
4.19.	State Takeover Laws	26
4.20.	Valuation	26
4.21.	Opinion of Financial Advisor	26
4.22.	Chapter 11.	26

Article V REPRESENTATIONS AND WARRANTIES OF SCP		26
5.1.	Organization	26
5.2.	Authority; No Violation	26
5.3.	Compliance with Applicable Law; Permits	27
5.4.	Litigation	28
5.5.	Valuation	28
5.6.	SCP Information	28
5.7.	Best Interests and No Dilution	28
5.8.	Financial Resources	28
5.9.	SLRC and SUNS Representations and Warranties	28
5.10.	Forbearances	29

Article VI COVENANTS RELATING TO CONDUCT OF BUSINESS		29
6.1.	Conduct of Businesses Prior to the Effective Time	29
6.2.	SUNS Forbearances	29
6.3.	SLRC Forbearances	31

Article VII ADDITIONAL AGREEMENTS		32
7.1.	Further Assurances	32
7.2.	Regulatory Matters	33
7.3.	Stockholder Approval	34
7.4.	Nasdaq Listing	35
7.5.	Indemnification; Directors’ and Officers’ Insurance	35
7.6.	No Solicitation	35
7.7.	SUNS Takeover Proposals	36
7.8.	SLRC Takeover Proposals	38
7.9.	Access to Information	40
7.10.	Publicity	40
7.11.	Takeover Statutes and Provisions	41
7.12.	Tax Matters	41
7.13.	Stockholder Litigation	41
7.14.	Section 16 Matters	41
7.15.	No Other Representations or Warranties	42
7.16.	Merger of Surviving Company	42
7.17.	Coordination of Dividends	42

ii

Article VIII CONDITIONS PRECEDENT		42
8.1.	Conditions to Each Party’s Obligations to Effect the Merger	42
8.2.	Conditions to Obligations of SLRC and Merger Sub to Effect the Merger	43
8.3.	Conditions to Obligations of SUNS to Effect the Merger	44
8.4.	Frustration of Closing Conditions	45

Article IX TERMINATION AND AMENDMENT		45
9.1.	Termination	45
9.2.	Termination Fee	47
9.3.	Effect of Termination	48
9.4.	Fees and Expenses	48
9.5.	Amendment	48
9.6.	Extension; Waiver	49

Article X CERTAIN DEFINITIONS		49

Article XI GENERAL PROVISIONS		56
11.1.	Nonsurvival of Representations, Warranties and Agreements	56
11.2.	Notices	56
11.3.	Interpretation; Construction	57
11.4.	Counterparts	58
11.5.	Entire Agreement	58
11.6.	Governing Law; Jurisdiction; Waiver of Jury Trial	58
11.7.	Assignment; Third Party Beneficiaries	58
11.8.	Specific Performance	59

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 1, 2021 (this “Agreement”), among SLR Senior Investment Corp., a Maryland corporation (“SUNS”), SLR Investment Corp., a Maryland corporation (“SLRC”), Solstice Merger Sub, Inc., a Maryland corporation and wholly-owned direct Consolidated Subsidiary of SLRC (“Merger Sub”), and, solely for the purposes of Section 2.6, Article V, Section 8.1(h) and Article XI, SLR Capital Partners, LLC, a Delaware limited liability company (“SCP”).

RECITALS

WHEREAS, each of SUNS and SLRC has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act, and SCP is the investment adviser to each of SUNS and SLRC;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement Merger Sub shall merge with and into SUNS (the “Merger”), with SUNS as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, immediately following the Merger and the Terminations (as defined below), the Surviving Company shall merge with and into SLRC (the “Second Merger” and, together with the Merger, the “Mergers”), with SLRC as the surviving company in the Second Merger;

WHEREAS, the Board of Directors of SUNS (the “SUNS Board”), upon the recommendation of a committee of the SUNS Board comprised solely of the Independent Directors of SUNS (the “SUNS Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions are advisable, fair to and in the best interests of SUNS and (y) the interests of SUNS’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the SUNS Matters, (iv) directed that the approval of the SUNS Matters be submitted to SUNS’s stockholders at the SUNS Stockholders Meeting and (v) resolved to recommend that the stockholders of SUNS approve the SUNS Matters;

WHEREAS, the Board of Directors of SLRC (the “SLRC Board”), upon the recommendation of a committee of the SLRC Board comprised solely of the Independent Directors of SLRC (the “SLRC Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Mergers and the related Transactions, including the reduction of the base management fee from 1.75% to 1.50% per annum payable pursuant to a letter agreement to be entered into by and between SLRC and SCP in connection with the Closing (the “Letter Agreement”), are advisable, fair to and in the best interests of SLRC and (y) the interests of SLRC’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the SLRC Matters, (iv) directed that the approval of the SLRC Matters be submitted to SLRC stockholders at the SLRC Stockholders Meeting and (v) resolved to recommend that the stockholders of SLRC approve the SLRC Matters;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and declared advisable the Merger and the Transactions and (iii) resolved to recommend the approval of the Merger by SLRC, in SLRC’s capacity as the sole stockholder of Merger Sub;

WHEREAS, the parties intend the Mergers to be treated as a single integrated transaction and to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Merger Sub shall merge with and into SUNS, and the separate corporate existence of the Merger Sub shall cease. SUNS shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Maryland.

1.2. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Katten Muchin Rosenman LLP, 2900 K Street NW, North Tower – Suite 200, Washington, DC 20007, on the date that is three (3) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

1.3. Effective Time. The Merger shall become effective as set forth in the articles of merger (the “First Articles of Merger”) that shall be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “MD SDAT”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the First Articles of Merger.

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL.

1.5. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SUNS, SLRC or Merger Sub or the holder of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

(b) All shares of common stock, par value $0.01 per share, of SUNS (the “SUNS Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by SLRC or any of its Consolidated Subsidiaries (including Merger Sub) shall be cancelled and shall cease to exist and no shares of common stock, par value $0.01 per share, of SLRC (the “SLRC Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(c) Subject to Section 1.5(e), each share of SUNS Common Stock issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall be converted, in accordance with and subject to the procedures set forth in Article II, into the right to receive a number of shares of SLRC Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(d) All of the shares of SUNS Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of SUNS Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of SUNS Common Stock have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).

(e) The Exchange Ratio shall be appropriately adjusted (to the extent not already taken into account in determining the Closing SUNS Net Asset Value and/or the Closing SLRC Net Asset Value, as applicable) if, between the Determination Date and the Effective Time, the respective outstanding shares of SLRC Common Stock or SUNS Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period, as permitted by this Agreement. Nothing in this Section 1.5(e) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

1.6. Effect on SLRC Common Stock. Each share of SLRC Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as a share of SLRC Common Stock.

1.7. Termination of Certain Contractual Obligations. Immediately after the Effective Time and immediately prior to the Second Merger, the SUNS Advisory Agreement and the SUNS Administration Agreement shall be automatically terminated and of no further force and effect (the “Terminations”).

1.8. The Second Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the MGCL, at the Second Effective Time, the Surviving Company shall merge with and into SLRC and the separate corporate existence of the Surviving Company shall cease. SLRC shall be the surviving company in the Second Merger and shall continue its existence as a corporation under the Laws of the State of Maryland. The Second Merger shall become effective as set forth in the articles of merger (the “Second Articles of Merger”) that SLRC shall file with the MD SDAT on the Closing Date (the “Second Effective Time”), it being understood that SLRC and the Surviving Company shall cause the Second Effective Time to occur immediately following the Terminations. At and after the Second Effective Time, the Second Merger shall have the effects set forth in the MGCL.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of SLRC or the Surviving Company or the holder of any of the following securities, (i) each share of common stock of the Surviving Company issued and outstanding as of immediately prior to the Second Effective Time shall be cancelled and shall cease to exist, and no consideration shall be exchanged therefor; and (ii) each share of SLRC Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of SLRC Common Stock.

1.9. Charter and Bylaws.

(a) At the Effective Time, the charter of SUNS as in effect immediately prior to the Effective Time shall be the charter of the Surviving Company, as the surviving company of the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the terms of such charter. The bylaws of SUNS as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company, as the surviving company in the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the terms of such bylaws.

(b) At the Second Effective Time, the charter of SLRC as in effect immediately prior to the Second Effective Time shall be the charter of SLRC, as the surviving company of the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such charter. The bylaws of SLRC as in effect immediately prior to the Second Effective Time shall be the bylaws of SLRC, as the surviving company in the Second Merger, as of the Second Effective Time, until thereafter amended in accordance with applicable Law and the terms of such bylaws.

1.10. Directors and Officers. Subject to applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. Subject to applicable Law, the directors and officers of SLRC immediately prior to the Second Effective Time shall be the directors and officers of SLRC immediately after consummation of the Second Merger and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

ARTICLE II

MERGER CONSIDERATION

2.1. Delivery of Evidence of SLRC Common Stock. As soon as reasonably practicable after the Effective Time, SLRC shall deposit with its transfer agent evidence of book-entry shares representing SLRC Common Stock issued as Merger Consideration pursuant to Section 1.5(c).

2.2. Fractional Shares. Each holder of SUNS Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of SLRC Common Stock pursuant to Section 1.5(c) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of SLRC Common Stock multiplied by (ii) the volume-weighted average trading price of a share of SLRC Common Stock on the Nasdaq Global Select Market (“Nasdaq”) for the five (5) consecutive Trading Days ending on the third (3rd) Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by SLRC that is reasonably acceptable to SUNS). In such case, no fractional share of SLRC Common Stock shall be issued upon the conversion of the SUNS Common Stock pursuant to Section 1.5(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of SLRC Common Stock. For purposes of this Section 2.2, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

2.3. Paying and Exchange Agent. Prior to the Effective Time, SLRC shall appoint SLRC’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of SLRC and SUNS. Following the Effective Time, SLRC shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

2.4. Delivery of Merger Consideration.

(a) Each holder of record of shares of SUNS Common Stock (other than the Cancelled Shares) in book-entry form that were converted into the right to receive the Merger Consideration pursuant to Section 1.5(c) and any cash in lieu of fractional shares of SLRC Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and any dividends and other distributions pursuant to Section 2.4(b), shall, promptly after the Effective Time, be entitled to receive the Merger Consideration, any cash in lieu of fractional shares of SLRC Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and, after the applicable payment date, any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b).

(b) Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Effective Time, the record holder of shares (other than Cancelled Shares) of SUNS Common Stock at the Effective Time shall be entitled to receive, without interest, the amount of dividends or other distributions which theretofore had become payable with respect to the whole shares of SLRC Common Stock which the shares of SUNS Common Stock have been converted into the right to receive; provided, however, that SUNS Stockholders that receive SLRC Common Stock in connection with the Mergers will only receive such dividend or distribution if the record date for such dividend or distribution is after the Effective Time.

2.5. No Further Ownership Rights. All Merger Consideration (together with cash in lieu of fractional shares) paid by SLRC in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to SUNS Common Stock in respect of which such Merger Consideration was paid. From and after the Effective Time, the stock transfer books of SUNS shall be closed, and there shall be no further transfers on the stock transfer books of SUNS of the shares of SUNS Common Stock that were issued and outstanding immediately prior to the Effective Time.

2.6. Net Asset Value Calculation.

(a) SLRC shall deliver to SUNS a calculation of the net asset value of SLRC as of a date mutually agreed between SLRC and SUNS, such date to be no earlier than 48 hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by SLRC in preparing the calculation of the net asset value per share of SLRC Common Stock (with an accrual for any dividend declared by SLRC and not yet paid) (the “Closing SLRC Net Asset Value”); provided that SLRC shall update the calculation of the Closing SLRC Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing SLRC Net Asset Value prior to the Closing (including without limitation any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing SLRC Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the SLRC Board, including a majority of the Independent Directors of the SLRC Board, shall be required to approve, and SCP shall certify in writing to SUNS, the calculation of the Closing SLRC Net Asset Value.

(b) SUNS shall deliver to SLRC a calculation of the net asset value of SUNS as of the Determination Date, calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value (except as may be mutually agreed by the parties), historically used by SUNS in preparing the calculation of the net asset value per share of SUNS Common Stock (with an accrual for any dividend declared by SUNS and not yet paid) (the “Closing SUNS Net Asset Value”); provided that SUNS shall update the calculation of the Closing SUNS Net Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing SUNS Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing SUNS Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the SUNS Board, including a majority of the Independent Directors of the SUNS Board, shall be required to approve, and SCP shall certify in writing to SLRC, the calculation of the Closing SUNS Net Asset Value.

(c) In connection with preparing the calculations provided pursuant to this Section 2.6, each of SUNS and SLRC will use the portfolio valuation methods approved by the SUNS Board or the SLRC Board, as applicable, for valuing the securities and other assets of SUNS or SLRC, as applicable, as of September 30, 2021, unless otherwise agreed by each of the SLRC Board and the SUNS Board.

(d) SCP agrees to give each of SLRC and SUNS and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including without limitation any reports prepared by valuation agents, in order to assist such party with its review of such calculation so long as such individuals remain employed by SCP or its Affiliates.

2.7. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to stockholders of SUNS as of the first anniversary of the Effective Time may be paid to SLRC, upon SLRC’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of SUNS who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of SLRC Common Stock shall thereafter look only to SLRC with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of SLRC, SUNS, the Surviving Company, Merger Sub, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of SUNS Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

2.8. Withholding Rights. SLRC or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of SUNS Common Stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUNS

Except with respect to matters that have been Previously Disclosed, SUNS hereby represents and warrants to SLRC and Merger Sub that:

3.1. Corporate Organization.

(a) SUNS is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of Maryland. SUNS has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS. SUNS has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the Articles of Amendment and Restatement of SUNS, as amended (the “SUNS Charter”), and the Amended and Restated Bylaws of SUNS (the “SUNS Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by SUNS.

(c) Each Consolidated Subsidiary of SUNS (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS.

3.2. Capitalization.

(a) The authorized capital stock of SUNS consists of (i) 200,000,000 shares of SUNS Common Stock, of which 16,049,034 shares were outstanding as of the close of business on November 30, 2021 (the “SUNS Capitalization Date”). All of the issued and outstanding shares of SUNS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to SUNS attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of SUNS may vote (“SUNS Voting Debt”) is issued or outstanding. As of the SUNS Capitalization Date, except pursuant to SUNS’s dividend reinvestment plan, SUNS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of SUNS Common Stock, SUNS Voting Debt or any other equity securities of SUNS or any securities representing the right to purchase or otherwise receive any shares of SUNS Common Stock, SUNS Voting Debt or other equity securities of SUNS. There are no obligations of SUNS or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of SUNS, SUNS Voting Debt or any equity security of SUNS or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, SUNS Voting Debt or any other equity security of SUNS or its Consolidated Subsidiaries or (ii) pursuant to which SUNS or any of its Consolidated Subsidiaries is or could be required to register shares of SUNS’s capital stock or other securities under the Securities Act. All of the SUNS Common Stock has been sold in compliance with applicable Law in any material respect.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of SUNS are owned by SUNS, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of SUNS has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3. Authority; No Violation.

(a) SUNS has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the SUNS Board. The SUNS Board (on the recommendation of the SUNS Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are fair to and in the best interests of SUNS and (B) the interests of SUNS’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions, (iii) approved the SUNS Matters, (iv) directed that the approval of the SUNS Matters be submitted to SUNS’s stockholders for approval at a duly held meeting of such stockholders (the “SUNS Stockholders Meeting”) and (v) resolved to recommend that the stockholders of SUNS approve the SUNS Matters. Except for receipt of the approval of at least a majority of the outstanding shares of SUNS Common Stock entitled to vote thereon to approve the SUNS Matters at a duly held meeting of SUNS stockholders (the “SUNS Requisite Vote”), the Merger and the other Transactions have been authorized by all necessary corporate action on the part of SUNS. This Agreement has been duly and validly executed and delivered by SUNS and (assuming due authorization, execution and delivery by SLRC, Merger Sub and SCP) constitutes the valid and binding obligation of SUNS, enforceable against SUNS in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b) Neither the execution and delivery of this Agreement by SUNS, nor the consummation by SUNS of the Transactions, nor performance of this Agreement by SUNS, will (i) violate any provision of the SUNS Charter or the SUNS Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to SUNS or any of its Consolidated Subsidiaries or (B) except as Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of SUNS or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which SUNS or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

3.4. Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by SUNS of the Merger and the other Transactions, except for (i) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the SUNS Stockholders Meeting and the SLRC Stockholders Meeting to be held in connection with this Agreement and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the First Articles of Merger with and the acceptance for the record of the First Articles of Merger by the MD SDAT in respect of the Merger, (iii) the filing of the Second Articles of Merger with and the acceptance for the record of the Second Articles of Merger by the MD SDAT, (iv) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) approval of listing of such SLRC Common Stock on the Nasdaq, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS.

3.5. Reports.

(a) SUNS has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2019 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “SUNS SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries taken as a whole. To SUNS’s knowledge, no SUNS SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To SUNS’s knowledge, all SUNS SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of SUNS is required to make any filing with the SEC.

(b) Neither SUNS nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to SUNS’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of SUNS or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has SUNS or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of SUNS, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) SUNS has made available to SLRC all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of SUNS (i) there are no unresolved comments from the SEC with respect to the SUNS SEC Reports or any SEC examination of SUNS and (ii) none of the SUNS SEC Reports is subject to any ongoing review by the SEC.

3.6. SUNS Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of SUNS and its Consolidated Subsidiaries included (or incorporated by reference) in the SUNS SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of SUNS and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to SUNS’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. KPMG LLP (“KPMG”) has not resigned, threatened resignation or been dismissed as SUNS’s independent public accountant as a result of or in connection with any disagreements with SUNS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated unaudited balance sheet of SUNS as of September 30, 2021 included in the unaudited financial statements set forth in SUNS’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 (the “SUNS Balance Sheet”), (C) liabilities incurred in the ordinary course of business since September 30, 2021, (D) liabilities incurred in connection with this Agreement and the Transactions, (E) liabilities otherwise disclosed in the SUNS SEC Reports and (F) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS, neither SUNS nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the SUNS Balance Sheet in accordance with GAAP.

(c) Neither SUNS nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).

(d) Since the Applicable Date, (i) neither SUNS nor any of its Consolidated Subsidiaries nor, to the knowledge of SUNS, any director, officer, auditor, accountant or representative of SUNS or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SUNS or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SUNS or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing SUNS or any of its Consolidated Subsidiaries, whether or not employed by SUNS or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by SUNS or any of its directors, officers or agents to the SUNS Board or any committee thereof or to any director or officer of SUNS.

(e) To SUNS’s knowledge, since the Applicable Date, KPMG, which has expressed its opinion with respect to the financial statements of SUNS and its Consolidated Subsidiaries included in the SUNS SEC Reports (including the related notes), has been (i) “independent” with respect to SUNS and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of SUNS have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and SUNS is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) SUNS has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by SUNS in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to SUNS’s management as appropriate to allow timely decisions regarding required disclosure and to allow SUNS’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) SUNS’s management, with the participation of SUNS’s principal executive and financial officers, has completed an assessment of the effectiveness of SUNS’s internal controls over financial reporting for the fiscal year ended December 31, 2020 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that SUNS maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, using the framework specified in SUNS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the SUNS Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of SUNS’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for SUNS’s auditors any material weaknesses in internal controls; and

(iv) provided to SLRC true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the SUNS Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to SLRC true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) The fair market value of SUNS’s investments as of September 30, 2021 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board (“ASC Topic 820”) and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the SUNS Board.

(i) To SUNS’s knowledge, there is no fraud or suspected fraud affecting SUNS involving management of SUNS or employees of SCP or any of its Affiliates who have significant roles in SUNS’s internal control over financial reporting.

3.7. Broker’s Fees. Neither SUNS nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Houlihan Lokey Capital, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to SLRC.

3.8. Absence of Changes or Events. Since December 31, 2020, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of SUNS and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of SLRC under Section 6.1 or 6.2.

3.9. Compliance with Applicable Law; Permits.

(a) Each of SUNS and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS. SUNS has not received any written or, to SUNS’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. SUNS has operated in compliance with all listing standards of the Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

(b) SUNS is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS.

(c) SUNS has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for SUNS, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the SUNS Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

(d) Each of SUNS and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit SUNS and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. SUNS has not received any written or, to SUNS’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of SUNS has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of SUNS, threatened that would result in any such disqualification.

(f) The minute books and other similar records of SUNS maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of SUNS, the SUNS Board and any committees of the SUNS Board.

3.10. SUNS Information. None of the information supplied or to be supplied by SUNS for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of SUNS or stockholders of SLRC or at the time of the SUNS Stockholders Meeting or the SLRC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by SUNS with respect to information supplied by SLRC, Merger Sub or SCP for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

3.11. Taxes and Tax Returns.

(a) SUNS and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of SUNS or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon SUNS or any of its Consolidated Subsidiaries for which SUNS does not have reserves that are adequate under GAAP. Neither SUNS nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SUNS and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither SUNS nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither SUNS nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by SUNS or any of its Consolidated Subsidiaries. Neither SUNS nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If SUNS or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) SUNS made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). SUNS has qualified as a RIC at all times since the beginning of its first taxable year ended December 31, 2011 and expects to continue to so qualify through the Effective Time. No challenge to SUNS’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of SUNS ending on or before the Effective Time, SUNS has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by SUNS after the date of this Agreement has been timely paid).

(c) Prior to the Closing Date, SUNS shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the Effective Time. Prior to the Closing Date, SUNS shall have declared a Tax Dividend with respect to the final taxable year ending with its complete liquidation.

(d) SUNS and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) SUNS is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) SUNS has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) SUNS Previously Disclosed each asset the disposition of which would be subject to the rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than as Previously Disclosed, SUNS is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where SUNS or any of its Consolidated Subsidiaries does not file Tax Returns that SUNS or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither SUNS nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j) Neither SUNS nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither SUNS nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than SUNS and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l) Neither SUNS nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is SUNS or any of its Consolidated Subsidiaries).

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SUNS or any of its Consolidated Subsidiaries.

3.12. Litigation. There are no material Proceedings pending or, to SUNS’s knowledge, threatened against SUNS or any of its Consolidated Subsidiaries. There is no Order binding upon SUNS or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

3.13. Employee Matters. Neither SUNS nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14. Certain Contracts.

(a) SUNS has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to SLRC of, all Contracts (collectively, the “SUNS Material Contracts”) to which, as of the date hereof, SUNS or any of its Consolidated Subsidiaries is a party, or by which SUNS or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of SUNS, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to SUNS or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of SUNS or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by SUNS or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of SUNS or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole);

(iv) except with respect to investments set forth in the SUNS SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to SUNS and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of SUNS and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that SUNS and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the SUNS SEC Reports;

(vii) any Contract that obligates SUNS or any of its Consolidated Subsidiaries to conduct any business that is material to SUNS and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Mergers, will obligate SLRC, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii) any Contract with a Governmental Entity.

(b) Each SUNS Material Contract is (x) valid and binding on SUNS or its applicable Consolidated Subsidiary and, to SUNS’s knowledge, each other party thereto, (y) enforceable against SUNS or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. The SUNS Advisory Agreement has been approved by the SUNS Board and stockholders of SUNS in accordance with Section 15 of the Investment Company Act. Neither SUNS nor any of its Consolidated Subsidiaries nor, to SUNS’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any SUNS Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS. No SUNS Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to SUNS or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any SUNS Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

3.15. Insurance Coverage. All material insurance policies maintained by SUNS or any of its Consolidated Subsidiaries and that name SUNS or any of its Consolidated Subsidiaries as an insured (each, a “SUNS Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each SUNS Insurance Policy have been paid. Neither SUNS nor any of its Consolidated Subsidiaries has received written notice of cancellation of any SUNS Insurance Policy.

3.16. Intellectual Property. SUNS and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of SUNS and its Consolidated Subsidiaries taken as a whole (hereinafter, “SUNS Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SUNS. No claims are pending for which SUNS has received written notice or, to the knowledge of SUNS, threatened (i) that SUNS or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any SUNS Intellectual Property Right is invalid or unenforceable. To the knowledge of SUNS, no Person is infringing, misappropriating or using without authorization the rights of SUNS or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to SUNS and its Consolidated Subsidiaries, taken as a whole.

3.17. Real Property. Neither SUNS nor any of its Consolidated Subsidiaries owns or leases any real property.

3.18. Investment Assets. Each of SUNS and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of SUNS or its Consolidated Subsidiaries pursuant to credit agreements that have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of September 30, 2021, the value of investments owned by SUNS that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of SUNS’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

3.19. State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other Transactions.

3.20. Appraisal Rights. In accordance with Section 3-202 of the MGCL, no appraisal rights shall be available to holders of SUNS Common Stock in connection with the Transactions.

3.21. Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by SUNS that is used in connection with the computations made by SUNS pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the SUNS Board as of September 30, 2021 and set forth in SUNS’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by SUNS other than investment assets that are used in connection with the computations made by SUNS pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the SUNS Board as of or prior to the date hereof. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the SUNS Board for purposes of such computations were or will be determined by the SUNS Board in good faith in accordance with the valuation methods set forth in SUNS’s valuation policies and procedures adopted by the SUNS Board as of September 30, 2021.

3.22. Opinion of Financial Advisor. The SUNS Board and the SUNS Special Committee have received the opinion of Houlihan Lokey Capital, Inc., financial advisor to the SUNS Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio was fair, from a financial point of view, to the SUNS stockholders other than SLRC, Merger Sub and their respective Affiliates.

3.23 Chapter 11. Neither SUNS nor any of its Consolidated Subsidiaries is under the jurisdiction of a court in a “title 11 or similar case” (as defined in Section 368(a)(3)(A) of the Code).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SLRC

Except with respect to matters that have been Previously Disclosed, SLRC hereby represents and warrants to SUNS that:

4.1. Corporate Organization.

(a) SLRC is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the MD SDAT and Merger Sub is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the MD SDAT. Each of SLRC and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC. SLRC has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the Articles of Amendment and Restatement of SLRC, as amended (the “SLRC Charter”), and the Amended and Restated Bylaws of SLRC (the “SLRC Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by SLRC.

(c) Each Consolidated Subsidiary of SLRC (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC.

4.2. Capitalization.

(a) The authorized capital stock of SLRC consists of (i) 200,000,000 shares of SLRC Common Stock, of which 42,260,826 shares were outstanding as of the close of business on November 30, 2021 (the “SLRC Capitalization Date”). All of the issued and outstanding shares of SLRC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to SLRC attaching to the ownership thereof. All of the shares of SLRC Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Mergers, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to SLRC attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of SLRC may vote (“SLRC Voting Debt”) is issued or outstanding. As of the SLRC Capitalization Date, except pursuant to SLRC’s dividend reinvestment plan, SLRC does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of SLRC Common Stock, SLRC Voting Debt or any other equity securities of SLRC or any securities representing the right to purchase or otherwise receive any shares of SLRC Common Stock, SLRC Voting Debt or other equity securities of SLRC. There are no obligations of SLRC or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of SLRC, SLRC Voting Debt or any equity security of SLRC or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, SLRC Voting Debt or any other equity security of SLRC or its Consolidated Subsidiaries or (ii) pursuant to which SLRC or any of its Consolidated Subsidiaries is or could be required to register shares of SLRC capital stock or other securities under the Securities Act. All of the SLRC Common Stock has been sold in compliance with applicable Law in any material respect.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of SLRC are owned by SLRC, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of SLRC has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

4.3. Authority; No Violation.

(a) Each of SLRC and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the SLRC Board and the board of directors of Merger Sub. The SLRC Board (on the recommendation of the SLRC Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Mergers and the related Transactions are fair to and in the best interests of SLRC and (B) the interests of SLRC’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved this Agreement and the Transactions, (iii) approved the SLRC Matters, (iv) directed that the approval of the SLRC Matters be submitted to SLRC’s stockholders for approval at a duly held meeting of such stockholders (the “SLRC Stockholders Meeting”) and (v) resolved to recommend that the stockholders of SLRC approve the SLRC

Matters. The Board of Directors of Merger Sub has unanimously determined that this Agreement and the terms of the Mergers and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, approved this Agreement and declared advisable the Transactions and resolved to recommend the approval of the Transactions by the SLRC Board, in SLRC’s capacity as the sole stockholder of Merger Sub. Except for receipt of the approval of the SLRC Matters by at least a majority of the votes cast by the holders of SLRC Common Stock at the SLRC Stockholders Meeting (the “SLRC Requisite Vote”), and the approval of the Transactions by SLRC, as the sole stockholder of Merger Sub (which approval shall occur promptly following the execution of this Agreement), the Mergers and the Transactions have been authorized by all necessary corporate action on the part of SLRC and Merger Sub. This Agreement has been duly and validly executed and delivered by SLRC and Merger Sub and (assuming due authorization, execution and delivery by SUNS and SCP) constitutes the valid and binding obligation of each of SLRC and Merger Sub, enforceable against each of SLRC and Merger Sub in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by SLRC or Merger Sub, nor the consummation by SLRC or Merger Sub of the Transactions, nor performance of this Agreement by SLRC or Merger Sub, will (i) violate any provision of the SLRC Charter, SLRC Bylaws or the Bylaws or Articles of Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to SLRC or any of its Consolidated Subsidiaries or (B) except as Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of SLRC or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which SLRC or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

4.4. Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by SLRC or Merger Sub of the Merger and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the First Articles of Merger with and the acceptance for the record of the First Articles of Merger by the MD SDAT in respect of the Merger, (iii) the filing of the Second Articles of Merger with and the acceptance for the record of the Second Articles of Merger by the MD SDAT in respect of the Merger, (iv) any notices or filings under the HSR Act, (v) approval of listing of such SLRC Common Stock on the Nasdaq, (vi) the reporting of this Agreement on a Current Report on Form 8-K and (vii) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC.

4.5. Reports.

(a) SLRC has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the SEC (such filings since the Applicable Date, the “SLRC SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries taken as a whole. To SLRC’s knowledge, no SLRC SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To SLRC’s knowledge, all SLRC SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of SLRC is required to make any filing with the SEC.

(b) Neither SLRC nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to SLRC’s knowledge that, upon consummation of the Mergers, would restrict in any material respect the conduct of the business of SLRC or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has SLRC or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of SLRC, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) SLRC has made available to SUNS all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of SLRC, (i) there are no unresolved comments from the SEC with respect to the SLRC SEC Reports or any SEC examination of SLRC and (ii) none of the SLRC SEC Reports is subject to any ongoing review by the SEC.

4.6. SLRC Financial Statements.

(a) The financial statements, including the related consolidated schedules of investments, of SLRC and its Consolidated Subsidiaries included (or incorporated by reference) in the SLRC SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of SLRC and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to SLRC’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. KPMG has not resigned, threatened resignation or been dismissed as SLRC’s independent public accountant as a result of or in connection with any disagreements with SLRC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated unaudited balance sheet of SLRC as of September 30, 2021 included in the unaudited financial statements set forth in SUNS’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 (the “SLRC Balance Sheet”), (B) liabilities incurred in the ordinary course of business since September 30, 2021, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the SLRC SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC, neither SLRC nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the SLRC Balance Sheet in accordance with GAAP.

(c) Neither SLRC nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(d) Since the Applicable Date, (i) neither SLRC nor any of its Consolidated Subsidiaries nor, to the knowledge of SLRC, any director, officer, auditor, accountant or representative of SLRC or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SLRC or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SLRC or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing SLRC or any of its Consolidated Subsidiaries, whether or not employed by SLRC or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by SLRC or any of its directors, officers or agents to the SLRC Board or any committee thereof or to any director or officer of SLRC.

(e) To SLRC’s knowledge, since the Applicable Date, KPMG, which has expressed its opinion with respect to the financial statements of SLRC and its Consolidated Subsidiaries included in the SLRC SEC Reports (including the related notes), has been (i) “independent” with respect to SLRC and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of SLRC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and SLRC is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) SLRC has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by SLRC in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to SLRC’s management as appropriate to allow timely decisions regarding required disclosure and to allow SLRC’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) SLRC’s management, with the participation of SLRC’s principal executive and financial officers, has completed an assessment of the effectiveness of SLRC’s internal controls over financial reporting for the fiscal year ended December 31, 2020 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that SLRC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, using the framework specified in SLRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the SLRC Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of SLRC’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for SLRC’s auditors any material weaknesses in internal controls; and

(iv) provided to SUNS true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the SLRC Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to SUNS true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) The fair market value of SLRC’s investments as of September 30, 2021 (i) was determined in accordance with ASC Topic 820 and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the SLRC Board.

(i) To SLRC’s knowledge, there is no fraud or suspected fraud affecting SLRC involving management of SLRC or employees of SCP or any of its Affiliates who have significant roles in SLRC’s internal control over financial reporting.

4.7. Broker’s Fees. Neither SLRC nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other Transactions, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to SUNS.

4.8. Absence of Changes or Events. Since December 31, 2020, (i) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of SLRC and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (ii) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC and (iii) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of SUNS under Section 6.1 or 6.3.

4.9. Compliance with Applicable Law; Permits.

(a) Each of SLRC and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC. SLRC has not received any written or, to SLRC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole. SLRC has operated in compliance with all listing standards of the Nasdaq since the Applicable Date other than as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

(b) SLRC is in compliance, and since the Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC.

(c) SLRC has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for SLRC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the SLRC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

(d) Each of SLRC and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit SLRC and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole. SLRC has not received any written or, to SLRC’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

(e) No “affiliated person” (as defined under the Investment Company Act) of SLRC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of SLRC, threatened that would result in any such disqualification.

(f) The minute books and other similar records of SLRC maintained since the Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of SLRC, the SLRC Board and any committees of the SLRC Board.

4.10. SLRC Information. None of the information supplied or to be supplied by SLRC for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of SUNS or stockholders of SLRC or at the time of the SUNS Stockholders Meeting or the SLRC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by SLRC with respect to information supplied by SUNS or SCP for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

4.11. Taxes and Tax Returns.

(a) SLRC and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of SLRC or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon SLRC or any of its Consolidated Subsidiaries for which SLRC does not have reserves that are adequate under GAAP. Neither SLRC nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SLRC and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither SLRC nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of

Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither SLRC nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by SLRC or any of its Consolidated Subsidiaries. Neither SLRC nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If SLRC or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(b) SLRC made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. SLRC has qualified as a RIC at all times since the beginning of its first taxable year ended December 31, 2010 and expects to continue to so qualify through the Second Effective Time. No challenge to SLRC’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of SLRC ending on or before the Second Effective Time, SLRC has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code.

(c) Merger Sub is a newly formed entity created for the purpose of undertaking the Merger and is wholly owned directly by SLRC. Prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(d) SLRC and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(e) SLRC is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) SLRC has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(g) SLRC Previously Disclosed each asset the disposition of which would be subject to rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section-1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than as Previously Disclosed, SLRC is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(h) No claim has been made in writing by a taxing authority in a jurisdiction where SLRC or any of its Consolidated Subsidiaries does not file Tax Returns that SLRC or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(i) Neither SLRC nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(j) Neither SLRC nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k) Neither SLRC nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than SLRC and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(l) Neither SLRC nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is SLRC or any of its Consolidated Subsidiaries).

(m) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SLRC or any of its Consolidated Subsidiaries.

4.12. Litigation. There are no material Proceedings pending or, to SLRC’s knowledge, threatened against SLRC or any of its Consolidated Subsidiaries. There is no Order binding upon SLRC or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

4.13. Employee Matters. Neither SLRC nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14. Certain Contracts.

(a) SLRC has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to SUNS of, all Contracts (collectively, the “SLRC Material Contracts”) to which, as of the date hereof, SLRC or any of its Consolidated Subsidiaries is a party, or by which SLRC or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of SLRC, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to SLRC or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of SLRC or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by SLRC or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 60 days or less, or any Contract that creates or would create a Lien on any asset of SLRC or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole);

(iv) except with respect to investments set forth in the SLRC SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to SLRC and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of SLRC and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that SLRC and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the SLRC SEC Reports;

(vii) any Contract that obligates SLRC or any of its Consolidated Subsidiaries to conduct any business that is material to SLRC and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or

(viii) any Contract with a Governmental Entity.

(b) Each SLRC Material Contract is (x) valid and binding on SLRC and, to SLRC’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to SLRC. The investment advisory agreement between SLRC and SCP in effect as of the date of this Agreement has been approved by the SLRC Board and stockholders of SLRC in accordance with Section 15 of the Investment Company Act. Neither SLRC nor any of its Consolidated Subsidiaries nor, to SLRC’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any SLRC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC. No SLRC Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to SLRC. No event has occurred with respect to SLRC that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any SLRC Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to SLRC.

4.15. Insurance Coverage. All material insurance policies maintained by SLRC or any of its Consolidated Subsidiaries and that name SLRC or any of its Consolidated Subsidiaries as an insured (each, an “SLRC Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each SLRC Insurance Policy have been paid. Neither SLRC nor any of its Consolidated Subsidiaries has received written notice of cancellation of any SLRC Insurance Policy.

4.16. Intellectual Property. SLRC and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of SLRC and its Consolidated Subsidiaries taken as a whole (hereinafter, “SLRC Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC. No claims are pending for which SLRC has received written notice or, to the knowledge of SLRC, threatened (i) that SLRC or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any SLRC Intellectual Property Right is invalid or unenforceable. To the knowledge of SLRC, no Person is infringing, misappropriating or using without authorization the rights of SLRC or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to SLRC and its Consolidated Subsidiaries, taken as a whole.

4.17. Real Property. Neither SLRC nor any of its Consolidated Subsidiaries owns or leases any real property.

4.18. Investment Assets. Each of SLRC and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of SLRC or its Consolidated Subsidiaries pursuant to credit agreements that have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of September 30, 2021, the value of investments owned by SLRC that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70%

of the value of SLRC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act). Neither SLRC nor any of its Consolidated Subsidiaries owns, or has owned within the past five (5) years, any SUNS Common Stock.

4.19. State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

4.20. Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by SLRC that is used in connection with the computations made by SLRC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures set forth in SLRC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by SLRC other than investment assets that are used in connection with the computations made by SLRC pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the SLRC Board as of or prior to the date hereof. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the SLRC Board for purposes of such computations were or will be determined by the SLRC Board in good faith in accordance with the valuation methods set forth in SLRC’s valuation policies and procedures adopted by the SLRC Board as of December 31, 2020.

4.21. Opinion of Financial Advisor. The SLRC Board and the SLRC Special Committee have received the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to the SLRC Special Committee (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date), to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio was fair, from a financial point of view, to SLRC.

4.22. Chapter 11. Neither SLRC nor any of its Consolidated Subsidiaries is under the jurisdiction of a court in a “title 11 or similar case” (as defined in Section 368(a)(3)(A) of the Code).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SCP

Except with respect to matters Previously Disclosed, SCP hereby represents and warrants to SUNS and SLRC that:

5.1. Organization. SCP is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the Secretary of State of the State of Delaware. SCP has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

5.2. Authority; No Violation.

(a) SCP has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the managing members of SCP. This Agreement has been duly and validly executed and delivered by SCP and

(assuming due authorization, execution and delivery by SUNS, SLRC and Merger Sub) constitutes the valid and binding obligation of SCP, enforceable against SCP in accordance with its terms (except as may be limited by the Enforceability Exception).

(b) Neither the execution and delivery of this Agreement by SCP, nor the consummation of the Transactions, nor performance of this Agreement by SCP, will (i) violate any provision of the certificate of formation of SCP or the limited liability company agreement of SCP or (ii) (A) violate any Law or Order applicable to SCP or (B) except as set forth in any Contract that was Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of SCP under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which SCP is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

(c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by SCP, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

5.3. Compliance with Applicable Law; Permits.

(a) SCP is, and at all times since it became the investment adviser to SLRC or SUNS has been, duly registered as an investment adviser under the Investment Advisers Act.

(b) SCP is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SCP. SCP has not received any written or, to SCP’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

(c) SCP holds and is in compliance with all Permits required in order to permit SCP to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS. SCP has not received any written or, to SCP’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

(d) SCP has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to SUNS and SLRC) and, during the period prior to the date of this Agreement that SCP has been the investment adviser to SLRC or SUNS, SCP has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to SLRC and its Consolidated Subsidiaries, taken as a whole, or SUNS and its Consolidated Subsidiaries, taken as a whole.

(e) During the period prior to the date of this Agreement that it has been the investment adviser to SLRC or SUNS, there has been no material adverse change in the operations, affairs or regulatory status of SCP.

5.4. Litigation. There are no Proceedings pending or, to SCP’s knowledge, threatened against SCP, except as would not reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS. There is no Order binding upon SCP other than such Orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SLRC or SUNS.

5.5. Valuation. Except as may be mutually agreed by the parties, the value of each investment asset owned by SUNS that is used in connection with the computations made by SCP on behalf of SUNS pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the SUNS Board and set forth in SUNS’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by SUNS other than investment assets that are used in connection with the computations made by SCP on behalf of SUNS pursuant to Section 2.6 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, the value of each investment asset owned by SLRC that is used in connection with the computations made by SCP on behalf of SLRC pursuant to Section 2.6 will be determined in accordance with the valuation policies and procedures approved by the SLRC Board and set forth in SLRC’s compliance policies and procedures and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement, and the value of all assets owned by SLRC other than investment assets that are used in connection with the computations made by SCP on behalf of SLRC pursuant to Section 2.6 will be determined in accordance with GAAP. The Closing SUNS Net Asset Value presented by SCP to the SUNS Board will reflect SCP’s assessment of the fair value of any portfolio securities of SUNS for which market quotations are not readily available. The Closing SLRC Net Asset Value presented by SCP to the SLRC Board will reflect SCP’s assessment of the fair value of any portfolio securities of SLRC for which market quotations are not readily available.

5.6. SCP Information. None of the information supplied or to be supplied by SCP for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of SUNS or stockholders of SLRC or at the time of the SUNS Stockholders Meeting or the SLRC Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, and in the case of the Joint Proxy Statement/Prospectus in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by SCP with respect to information supplied by SUNS, SLRC or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

5.7. Best Interests and No Dilution. SCP believes that (i) participation in the Mergers is in the best interests of each of SUNS and SLRC and (ii) the interests of existing stockholders of SUNS and SLRC will not be diluted as a result of the Mergers.

5.8. Financial Resources. SCP has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.

5.9. SLRC and SUNS Representations and Warranties. To the knowledge of SCP, as of the date hereof, the representations and warranties made by SUNS in Article III and the representations and warranties made by SLRC in Article IV are true and correct in all material respects.

5.10. Forbearances. The forbearances set forth in Section 6.2 and Section 6.3 hereof are not overtly onerous on the conduct of the business of SUNS or SLRC, respectively, in the ordinary course of business consistent with past practice.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or with the prior written consent of the other parties hereto, which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of SUNS and SLRC shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with past practice and each of SUNS’s and SLRC’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships; provided that in response to the coronavirus (COVID-19) pandemic, each of SUNS and SLRC may, in connection therewith, take any commercially reasonable actions that SUNS or SLRC, as applicable, determine are necessary or prudent for such party to take in connection with (i) events surrounding any pandemic or public health emergency caused by the coronavirus (COVID-19) pandemic, (ii) reinitiating or suspending operation of all or a portion of its facilities, (iii) mitigating the adverse effects of such events, pandemic or public health emergency on its business, and (iv) to ensure compliance with any Law.

6.2. SUNS Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as Previously Disclosed, and acting in a manner consistent with Section 6.1(a), SUNS shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of SLRC (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Other than pursuant to SUNS’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any SUNS Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular monthly cash distributions payable on a monthly basis, consistent with past practices and SUNS’s investment objectives and policies as publicly disclosed, (B) a Tax Dividend or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of SUNS to SUNS or another direct or indirect wholly owned Consolidated Subsidiary of SUNS; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of SUNS or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with SUNS’s investment objectives and policies as publicly disclosed.

(e) Amend the SUNS Charter, the SUNS Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the foregoing shall not preclude SUNS from declaring or paying any Tax Dividend on or before the Closing Date.

(h) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(i) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(j) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(k) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SUNS to fail to qualify or not be subject to tax as a RIC.

(l) Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which SUNS or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in SUNS’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(m) Other than in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed, or as permitted by Section 6.2(h), enter into any Contract that would otherwise constitute a SUNS Material Contract had it been entered into prior to the date of this Agreement.

(n) Other than in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any SUNS Material Contract (other than any SUNS Material Contract related to Permitted Indebtedness).

(o) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and SUNS’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, SLRC, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(p) Except as otherwise expressly contemplated by this Agreement, merge or consolidate SUNS or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SUNS or any of its Consolidated Subsidiaries.

(q) Acquire, or agree to acquire, any SLRC Common Stock.

(r) Agree to take, make any commitment to take, or adopt any resolutions of the SUNS Board authorizing, any of the actions prohibited by this Section 6.2.

6.3. SLRC Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as Previously Disclosed, and acting in a manner consistent with Section 6.1(a), SLRC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of SUNS (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Other than pursuant to SLRC’s dividend reinvestment plan as in effect as of the date of this Agreement, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any SLRC Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, (B) the authorization and payment of any dividend or distribution necessary for SLRC to maintain its qualification as a RIC or avoid the imposition of any income or excise tax, as reasonably determined by SLRC, or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of SLRC to SLRC or another direct or indirect wholly owned Consolidated Subsidiary of SLRC; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of SLRC or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with SLRC’s investment objectives and policies as publicly disclosed.

(e) Amend the SLRC Charter, the SLRC Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness.

(i) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business.

(j) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(k) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SLRC to fail to qualify or not be subject to tax as a RIC.

(l) Enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which SLRC or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in SLRC’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(m) Other than in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed, or as permitted by Section 6.3(h), enter into any Contract that would otherwise constitute an SLRC Material Contract had it been entered into prior to the date of this Agreement.

(n) Other than in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any SLRC Material Contract (other than any SLRC Material Contract related to Permitted Indebtedness).

(o) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and SLRC’s investment objectives and policies as publicly disclosed, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Surviving Company or any of its Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(p) Except as otherwise expressly contemplated by this Agreement, merge or consolidate SLRC or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SLRC or any of its Consolidated Subsidiaries.

(q) Acquire, or agree to acquire, any SUNS Common Stock (other than pursuant to the Merger).

(r) Agree to take, make any commitment to take, or adopt any resolutions of the SLRC Board authorizing, any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Further Assurances.

(a) Subject to the right of SUNS to take any action that constitutes a SUNS Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of SLRC to take any action that constitutes an SLRC Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Mergers) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

In furtherance (but not in limitation) of the foregoing, each of SLRC and SUNS shall as promptly as practicable file any required applications, notices or other filings under the HSR Act. Subject to applicable Law, SUNS and SLRC shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to SUNS or SLRC, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. SLRC, on the one hand, and SUNS, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions under the HSR Act, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Entity, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(b) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either SLRC and its Consolidated Subsidiaries, on the one hand, or SUNS and its Consolidated Subsidiaries, on the other hand, to make payments or provide other consideration for the repayment, restructuring or amendment of terms of indebtedness in connection with the Transactions (including the Mergers), other than any consent fees that were Previously Disclosed.

7.2. Regulatory Matters.

(a) SLRC and SUNS shall as promptly as practicable jointly prepare and file with the SEC the Registration Statement. SLRC shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers. SUNS and SLRC shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed to their respective stockholders upon such effectiveness. SUNS shall use reasonable best efforts to furnish all information concerning SUNS and the holders of SUNS Common Stock as may be reasonably requested by SLRC in connection with any such action.

(b) Each of SLRC and SUNS shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement. Prior to the Effective Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.

(c) Subject to applicable Law, each of SLRC and SUNS shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3. Stockholder Approval.

(a) As of the date of this Agreement, the SUNS Board has adopted resolutions approving the SUNS Matters, including the Merger, on the terms and conditions set forth in this Agreement, declaring the Merger advisable, and directing that the SUNS Matters, including the Merger, be submitted to SUNS’s stockholders for their consideration, with the recommendation that the SUNS stockholders approve the same. Notwithstanding anything to the contrary in Section 7.7, unless the SUNS Board has withdrawn the SUNS Board Recommendation in compliance with Section 7.7, SUNS shall submit to its stockholders the SUNS Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, SUNS shall take, in accordance with applicable Law and the SUNS Charter and the SUNS Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the SUNS Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the proposal to approve the SUNS Matters, including the Merger, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the SUNS Stockholders Meeting shall be determined in prior consultation with SLRC. Unless the SUNS Board has withdrawn the SUNS Board Recommendation in compliance with Section 7.7, SUNS shall use reasonable best efforts to obtain from SUNS’s stockholders the vote required to approve the SUNS Matters, on the terms and conditions set forth in this Agreement, including, subject to Section 7.7, by providing to SUNS’s stockholders the SUNS Board’s recommendation of the SUNS Matters and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of SLRC, postponing or adjourning the SUNS Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that SUNS shall not postpone or adjourn the SUNS Stockholders Meeting for any other reason without the prior written consent of SLRC (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to SUNS’s right to terminate this Agreement pursuant to Section 9.1, SUNS’s obligations pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the SUNS Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to SUNS, its Representatives or its stockholders of any Takeover Proposal (including any SUNS Superior Proposal), (ii) SUNS effecting a Takeover Approval or delivering a Notice of a SUNS Superior Proposal or (iii) a SUNS Adverse Recommendation Change.

(b) As of the date of this Agreement, the SLRC Board has adopted resolutions approving the SLRC Matters on the terms and conditions set forth in this Agreement, and directing that the SLRC Matters be submitted to SLRC’s stockholders for their consideration, with the recommendation that the SLRC stockholders approve the same. Notwithstanding anything to the contrary in Section 7.8, unless the SLRC Board has withdrawn the SLRC Board Recommendation in compliance with Section 7.8, SLRC shall submit to its stockholders the SLRC Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of that obligation, SLRC shall take, in accordance with applicable Law and the SLRC Charter and the SLRC Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 5 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the SLRC Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon approval of the SLRC Matters including the issuance of shares of SLRC Common Stock as Merger Consideration, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the SLRC Stockholders Meeting shall be determined in prior consultation with SUNS. Unless the SLRC Board has withdrawn the SLRC Board Recommendation in compliance with Section 7.8, SLRC shall use reasonable best efforts to obtain from SLRC’s stockholders the SLRC Requisite Vote to approve the SLRC Matters, on terms and conditions set forth in this Agreement, including, subject to Section 7.8, providing to SLRC’s stockholders the SLRC Board’s recommendation of the approval of the SLRC Matters and including such recommendation in the

Joint Proxy Statement/Prospectus and by, at the request of SUNS, postponing or adjourning the SLRC Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that SLRC shall not postpone or adjourn the SLRC Stockholders Meeting for any other reason without the prior written consent of SUNS (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to SLRC’s right to terminate this Agreement pursuant to Section 9.1, SLRC’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the SLRC Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to SLRC, its Representatives or its stockholders of any Takeover Proposal (including any SLRC Superior Proposal), (ii) SLRC effecting a Takeover Approval or delivering a Notice of an SLRC Superior Proposal or (iii) an SLRC Adverse Recommendation Change.

7.4. Nasdaq Listing. SLRC shall use reasonable best efforts to cause the shares of SLRC Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time.

7.5. Indemnification.

(a) Following the Effective Time, SLRC shall, to the fullest extent permitted under applicable Law, defend and hold harmless and advance expenses to the present and former directors and officers of SUNS or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) SLRC shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) SLRC and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b) Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify SLRC in writing; provided, that the failure to so notify shall not affect the obligations of SLRC under Section 7.5(a) unless SLRC is materially prejudiced as a consequence.

(c) If SLRC or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each such case, SLRC shall cause proper provision to be made so that the successors and assigns of SLRC shall assume the obligations set forth in this Section 7.5.

(d) The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.6. No Solicitation.

(a) Each of SUNS and SLRC shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively,

“Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to SUNS or SLRC, as applicable) of all confidential information previously furnished to any Person (other than SUNS, SLRC or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.7 in the case of SUNS and Section 7.8 in the case of SLRC, each of SUNS and SLRC shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than SLRC, SUNS or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than SLRC, SUNS or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by applicable duties, waive or release under any standstill or any similar agreement with respect to equity securities of SUNS or SLRC; provided, however, that notwithstanding the foregoing, each party (A) may inform Persons of the provisions contained in this Section 7.6, and (B) shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of SLRC or SUNS in order to allow such third party to confidentially submit a Takeover Proposal.

(b) Each of SUNS and SLRC shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by SUNS or SLRC or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of SUNS and SLRC agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by SUNS or SLRC and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.7. SUNS Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the SUNS Stockholders Meeting: (i) SUNS receives a bona fide unsolicited Takeover Proposal (under circumstances in which SUNS has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the SUNS Board, including a majority of the Independent Directors of the SUNS Board, shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the SUNS directors under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a SUNS Superior Proposal; and (iii) SUNS gives SLRC at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and SUNS’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.7(a), SUNS may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if SUNS (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides SLRC a copy of all such information that has not previously been delivered to SLRC simultaneously with delivery to such Person (or such Person’s Representatives and Affiliates); and

(ii) after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the SUNS Stockholders Meeting, the SUNS Board, including a majority of the Independent Directors of the SUNS Board, shall have determined, after consultation with its outside legal counsel, that continued recommendation of the SUNS Matters to SUNS’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the SUNS directors under applicable Law as a result of a SUNS Superior Proposal, SUNS may (A) withdraw or qualify (or modify or amend in a manner adverse to SLRC), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to SLRC), the approval, adoption, recommendation or declaration of advisability by the SUNS Board of the SUNS Matters, including the recommendation of the SUNS Board that the stockholders of SUNS approve the Merger and the other Transactions (the “SUNS Recommendation”), and (B) take any action or make any statement, filing or release, in connection with the SUNS Stockholders Meeting or otherwise, inconsistent with the SUNS Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “SUNS Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes a SUNS Superior Proposal, SUNS shall promptly provide (and in any event within twenty-four (24) hours of such determination) to SLRC a written notice (a “Notice of a SUNS Superior Proposal”) (i) advising SLRC that the SUNS Board has received a SUNS Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such SUNS Superior Proposal, including the amount per share or other consideration that the stockholders of SUNS will receive in connection with the SUNS Superior Proposal and including a copy of all written materials provided to or by SUNS in connection with such SUNS Superior Proposal (unless previously provided to SLRC), and (iii) identifying the Person making such SUNS Superior Proposal. SUNS shall cooperate and negotiate in good faith with SLRC (to the extent SLRC desires to negotiate) during the five (5) calendar day period following SLRC’s receipt of the Notice of a SUNS Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such SUNS Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable SUNS to determine that such SUNS Superior Proposal is no longer a SUNS Superior Proposal and proceed with a SUNS Recommendation without a SUNS Adverse Recommendation Change. If thereafter the SUNS Board, including a majority of the Independent Directors of the SUNS Board, determines, in its reasonable good faith judgment after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such SUNS Superior Proposal remains a SUNS Superior Proposal or the failure to make such SUNS Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to the SUNS directors under applicable Law, and SUNS has complied in all material respects with Section 7.7(a) above, SUNS may terminate this Agreement pursuant to Section 9.1(c)(iv).

(c) Other than as permitted by Section 7.7(a) and Section 7.7(e), neither SUNS nor the SUNS Board shall make any SUNS Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no SUNS Adverse Recommendation Change shall change the approval of the SUNS Matters or any other approval of the SUNS Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) SUNS shall provide SLRC with prompt written notice of any meeting of the SUNS Board at which the SUNS Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by SLRC reasonably in advance of such meeting).

(e) Other than in connection with a SUNS Takeover Proposal, nothing in this Agreement shall prohibit or restrict the SUNS Board from taking any action described in clause (A) of the definition of SUNS Adverse Recommendation Change in response to an Intervening Event (a “SUNS Intervening Event Recommendation Change”) if (A) prior to effecting any such SUNS Intervening Event Recommendation Change, SUNS promptly notifies SLRC, in writing, at least five (5) Business Days (the “SUNS Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a SUNS Adverse Recommendation Change or a SUNS Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) SUNS shall, and shall cause its Representatives to, during the SUNS Intervening Event Notice Period, negotiate with SLRC in good faith (to the extent SLRC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the SUNS Board to make a SUNS Intervening Event Recommendation Change, and (C) the SUNS Board, including a majority of the Independent Directors of the SUNS Board, determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such a SUNS Intervening Event Recommendation Change, after taking into account any adjustments made by SLRC during the SUNS Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the SUNS directors under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit SUNS from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to SUNS’s stockholders if, after consultation with its outside legal counsel, SUNS determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a SUNS Adverse Recommendation Change unless the SUNS Board expressly publicly reaffirms the SUNS Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by SLRC.

7.8. SLRC Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the SLRC Stockholders Meeting: (i) SLRC receives a bona fide unsolicited Takeover Proposal (under circumstances in which SLRC has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the SLRC Board, including a majority of the Independent Directors of the SLRC Board, shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the standard of conduct applicable to the SLRC directors under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an SLRC Superior Proposal; and (iii) SLRC gives SUNS at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and SLRC’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.8(a), SLRC may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if SLRC (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides SUNS a copy of all such information that has not previously been delivered to SUNS simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii) after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.

If on or after the date of this Agreement and at any time prior to the SLRC Stockholders Meeting, the SLRC Board, including a majority of the Independent Directors of the SLRC Board, shall have determined, after consultation with its outside legal counsel, that continued recommendation of the SLRC Matters to SLRC’s stockholders would be reasonably likely to be a breach of the standard of conduct applicable to the SLRC directors under applicable Law as a result of an SLRC Superior Proposal, SLRC may (A) withdraw or qualify (or modify or amend in a manner adverse to SUNS), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to SUNS), the approval, adoption, recommendation or declaration of advisability by the SLRC Board of the SLRC Matters, including the recommendation of the SLRC Board that the stockholders of SLRC approve the SLRC Matters (the “SLRC Recommendation”), and/or (B) take any action or make any statement, filing or release, in connection with the SLRC Stockholders Meeting or otherwise, inconsistent with the SLRC Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as an “SLRC Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes an SLRC Superior Proposal, SLRC shall promptly provide (and in any event within twenty-four (24) hours of such determination) to SUNS a written notice (a “Notice of an SLRC Superior Proposal”) (i) advising SUNS that the SLRC Board has received an SLRC Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such SLRC Superior Proposal, including the amount per share or other consideration that the stockholders of SLRC will receive in connection with the SLRC Superior Proposal and including a copy of all written materials provided to or by SLRC in connection with such SLRC Superior Proposal (unless previously provided to SUNS), and (iii) identifying the Person making such SLRC Superior Proposal. SLRC shall cooperate and negotiate in good faith with SUNS (to the extent SUNS desires to negotiate) during the five (5) calendar day period following SUNS’s receipt of the Notice of an SLRC Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such SLRC Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable SLRC to determine that such SLRC Superior Proposal is no longer an SLRC Superior Proposal and proceed with an SLRC Recommendation without an SLRC Adverse Recommendation Change. If thereafter the SLRC Board, including a majority of the Independent Directors of the SLRC Board, determines, in its reasonable good faith judgment after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such SLRC Superior Proposal remains an SLRC Superior Proposal or the failure to make such SLRC Adverse Recommendation Change would be reasonably likely to be a breach of the standard of conduct applicable to SLRC directors under applicable Law, and SLRC has complied in all material respects with Section 7.8(a) above, SLRC may terminate this Agreement pursuant to Section 9.1(d)(iv).

(c) Other than as permitted by Section 7.8(a) or Section 7.8(e), neither SLRC nor the SLRC Board shall make any SLRC Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no SLRC Adverse Recommendation Change shall change the approval of the SLRC Matters or any other approval of the SLRC Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) SLRC shall provide SUNS with prompt written notice of any meeting of the SLRC Board at which the SLRC Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by SUNS reasonably in advance of such meeting).

(e) Other than in connection with an SLRC Takeover Proposal, nothing in this Agreement shall prohibit or restrict the SLRC Board from taking any action described in clause (A) of the definition of

SLRC Adverse Recommendation Change in response to an Intervening Event (an “SLRC Intervening Event Recommendation Change”) if (A) prior to effecting any such SLRC Intervening Event Recommendation Change, SLRC promptly notifies SUNS, in writing, at least five (5) Business Days (the “SLRC Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an SLRC Adverse Recommendation Change or an SLRC Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) SLRC shall, and shall cause its Representatives to, during the SLRC Intervening Event Notice Period, negotiate with SUNS in good faith (to the extent SUNS desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the SLRC Board to make an SLRC Intervening Event Recommendation Change, and (C) the SLRC Board, including a majority of the Independent Directors of the SLRC Board, determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such an SLRC Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by SUNS during the SLRC Intervening Event Notice Period, would be reasonably likely to be a breach of the standard of conduct applicable to the SLRC directors under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit SLRC from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to SLRC’s stockholders if, after consultation with its outside legal counsel, SLRC determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an SLRC Adverse Recommendation Change unless the SLRC Board expressly publicly reaffirms the SLRC Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by SUNS.

7.9. Access to Information.

(a) Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of SUNS and SLRC shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require SUNS or SLRC, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either SUNS or SLRC may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access. Notwithstanding the foregoing, such access to physical locations may be limited to the extent SUNS or SLRC, as applicable, reasonably determines, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access to physical locations would jeopardize the health and safety of the personnel of SCP; provided, however, that SUNS or SLRC, as applicable, shall use its reasonable best efforts to allow for such access or as much of such access as is possible in a manner that does not jeopardize the health and safety of such personnel.

(b) No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other parties set forth in this Agreement.

7.10. Publicity. The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of SLRC, SUNS and SCP. Thereafter, so long as this Agreement is in effect,

SLRC, SUNS and SCP each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Mergers, or the Transactions, except as may be required by applicable Law or the rules and regulations of the Nasdaq and, to the extent practicable, before such press release or disclosure is issued or made, SLRC, SUNS or SCP, as applicable, shall have used commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such disclosure; provided, that each of SLRC, SUNS or SCP may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.

7.11. Takeover Statutes and Provisions. Neither SLRC or SUNS will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of SLRC and SUNS shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12. Tax Matters.

(a) Tax Representation Letters. Prior to the Effective Time (or at such other times as requested by counsel), each of SLRC and SUNS shall execute and deliver to Katten Muchin Rosenman LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(d) and 8.3(d)).

(b) RIC Status. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, (i) SUNS shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of SLRC take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SUNS to fail to qualify as a RIC, and (ii) SLRC shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of SUNS, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SLRC to fail to qualify as a RIC.

(c) Tax Treatment of Mergers. Unless otherwise required by applicable Law or administrative action, (i) each of SUNS, SLRC and Merger Sub shall use its reasonable best efforts to cause the Merger to qualify as a reorganization governed by Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification; and (ii) each of SUNS, SLRC and Merger Sub shall report the Mergers for U.S. federal income Tax purposes as a reorganization governed by Section 368(a) of the Code.

(d) Tax Opinions. SUNS shall use its best efforts to obtain the tax opinion described in Section 8.3(d), and SLRC shall use its best efforts to obtain the tax opinion described in Section 8.2(d).

7.13. Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by SUNS’s stockholders or SLRC’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions. Each of SUNS and SLRC (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.14. Section 16 Matters. Prior to the Effective Time, each of the SUNS Board and the SLRC Board shall take all such steps as may be required to cause any dispositions of SUNS Common Stock or acquisitions of SLRC Common Stock resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SUNS or will become subject to such reporting requirements with respect to SLRC, in each case, to be exempt pursuant to Rule 16b-3.

7.15. No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of SUNS in Article III, representations and warranties of SLRC in Article IV and the representations and warranties of SCP in Article V , none of SPC, SUNS, SLRC or any of SUNS’s or SLRC’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied.

7.16. Merger of Surviving Company. Immediately after the occurrence of the Effective Time in accordance with the MGCL and the Terminations, the Surviving Company and SLRC shall consummate the Second Merger.

7.17. Coordination of Dividends. SLRC and SUNS shall coordinate with each other in designating the record and payment dates for any periodic dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar month in which the Closing Date might reasonably be expected to occur, and neither SLRC nor SUNS shall authorize or declare any dividend or distribution to its stockholders after the Determination Date at any time on or before the Closing Date; provided, however, that the foregoing shall not prohibit SLRC or SUNS from authorizing, declaring or paying any dividend or distribution to its stockholders solely payable in cash in accordance with this Agreement to the extent such dividend or distribution is taken into account in determining the Closing SUNS Net Asset Value and/or the Closing SLRC Net Asset Value, as applicable, including a Tax Dividend.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approvals. (i) The SUNS Matters shall have been approved by the SUNS Requisite Vote, and (ii) the SLRC Matters shall have been approved by the SLRC Requisite Vote.

(b) Nasdaq Listing. The shares of SLRC Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC.

(d) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Mergers or any of the other Transactions shall be in effect.

(e) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired (including expiration of the applicable waiting period under the HSR Act).

(f) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Mergers or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Mergers or any of the other Transactions.

(g) Net Asset Value Determinations. The determination of both the Closing SLRC Net Asset Value and the Closing SUNS Net Asset Value shall have been completed in accordance with Section 2.6.

(h) Representations and Warranties of SCP. The representations and warranties of SCP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the conditions set forth in this Section 8.1(h) shall be deemed to have been satisfied even if any such representations and warranties of SCP are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of SCP to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SLRC. SLRC shall have received a certificate signed on behalf of SCP by an authorized officer of SCP to the effect that the conditions set forth in this Section 8.1(h) have been satisfied, and, for the avoidance of doubt, any waiver of any of the conditions set forth in this Section 8.1(h) shall require prior written consent of each of SLRC and SUNS.

8.2. Conditions to Obligations of SLRC and Merger Sub to Effect the Merger. The obligations of SLRC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by SLRC, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of SUNS. (i) The representations and warranties of SUNS set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of SUNS set forth in Section 3.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of SUNS set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.20 and 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of SUNS set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of SUNS are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of SUNS to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SUNS. SLRC shall have received a certificate signed on behalf of SUNS by the Chief Executive Officer or the Chief Financial Officer of SUNS to the effect that the conditions set forth in Section 8.2(a)(i), (ii), (iii) and (iv) have been satisfied.

(b) Performance of Obligations of SUNS. SUNS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. SLRC shall have received a certificate signed on behalf of SUNS by the Chief Executive Officer or the Chief Financial Officer of SUNS to such effect.

(c) Absence of SUNS Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of SUNS.

(d) Federal Tax Opinion. SLRC shall have received the opinion of its counsel, Katten Muchin Rosenman LLP, in the form previously provided to SLRC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of SLRC and SUNS delivered pursuant to Section 7.12(a).

8.3. Conditions to Obligations of SUNS to Effect the Merger. The obligation of SUNS to effect the Merger is also subject to the satisfaction or waiver by SUNS, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties of SLRC. (i) The representations and warranties of SLRC set forth in Section 4.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of SLRC and Merger Sub set forth in Section 4.8(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of SLRC and Merger Sub set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of SLRC and Merger Sub set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of SLRC and Merger Sub are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of SLRC and Merger Sub to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to SLRC. SUNS shall have received a certificate signed on behalf of SLRC by the Chief Executive Officer or the Chief Financial Officer of SLRC and Merger Sub to the effect that the conditions set forth in Section 8.3(a)(i), (ii), (iii) and (iv) have been satisfied.

(b) Performance of Obligations of SLRC and Merger Sub. Each of SLRC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time. SUNS shall have received a certificate signed on behalf of SLRC and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of SLRC to such effect.

(c) Absence of SLRC Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of SLRC.

(d) Federal Tax Opinion. SUNS shall have received the opinion of its counsel, Katten Muchin Rosenman LLP, in the form previously provided to SUNS, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of SLRC and SUNS delivered pursuant to Section 7.12(a).

(e) Letter Agreement. The Letter Agreement shall be duly executed by SCP and acknowledged by SLRC, and shall become effective as of the Closing.

8.4. Frustration of Closing Conditions. None of SLRC, Merger Sub or SUNS may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the SUNS Matters by the stockholders of SUNS or the SLRC Matters by the stockholders of SLRC:

(a) by mutual consent of SUNS and SLRC in a written instrument authorized by each of the SUNS Board, including a majority of the Independent Directors of SUNS, and the SLRC Board, including a majority of the Independent Directors of SLRC;

(b) by either SUNS or SLRC, if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Mergers) and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii) the Merger shall not have been consummated on or before December 1, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

(iii) the stockholders of SUNS shall have failed to approve the SUNS Matters by the SUNS Requisite Vote of SUNS’s stockholders at a duly held meeting of SUNS’s stockholders or at any adjournment or postponement thereof at which the SUNS Matters have been voted upon; or

(iv) the stockholders of SLRC shall have failed to approve the SLRC Matters by the SLRC Requisite Vote of SLRC’s stockholders at a duly held meeting of SLRC’s stockholders or at any adjournment or postponement thereof at which the SLRC Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c) by SUNS, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of SLRC or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by SUNS to SLRC (provided that SUNS is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied);

(ii) prior to obtaining approval of the SLRC Matters by the stockholders of SLRC (A) an SLRC Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) SLRC shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the SLRC Board that SLRC’s stockholders vote in favor of the SLRC Matters, (C) a Takeover Proposal is publicly announced and SLRC fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the SLRC Board that SLRC’s stockholders vote in favor of the SLRC Matters, or (D) a tender or exchange offer relating to any shares of SLRC Common Stock shall have been commenced by a third party and SLRC shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the SLRC Board recommends rejection of such tender or exchange offer;

(iii) SLRC breaches, in any material respect, its obligations under Section 7.6 or Section 7.8; or

(iv) at any time prior to the time the approval of stockholders with respect to the SUNS Matters is obtained, (A) SUNS is not in material breach of any of the terms of this Agreement, (B) the SUNS Board, including a majority of the Independent Directors of SUNS, authorizes SUNS, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and SUNS enters into, a definitive Contract with respect to a SUNS Superior Proposal and (C) the third party that made such SUNS Superior Proposal, prior to such termination, pays to SLRC in immediately available funds any fees required to be paid pursuant to Section 9.2(a).

(d) by SLRC, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of SUNS, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by SLRC to SUNS (provided that SLRC is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);

(ii) prior to obtaining approval of the SUNS Matters by the stockholders of SUNS (A) a SUNS Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) SUNS shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the SUNS Board that SUNS’s stockholders vote in favor of the SUNS Matters, including the Merger and the other Transactions, (C) a Takeover Proposal is publicly announced and SUNS fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the SUNS Board that SUNS’s stockholders vote in favor of the SUNS Matters, including the Merger and the other Transactions or (D) a tender or exchange offer relating to any shares of SUNS Common Stock shall have been commenced by a third party and SUNS shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the SUNS Board recommends rejection of such tender or exchange offer;

(iii) SUNS breaches, in any material respect, its obligations under Section 7.6 or Section 7.7; or

(iv) at any time prior to the time the approval of stockholders with respect to the SLRC Matters is obtained, (A) SLRC is not in material breach of any of the terms of this Agreement, (B) the SLRC Board, including a majority of the Independent Directors of SLRC authorizes SLRC, subject to complying with the terms of this Agreement (including Section 7.8(b)), to enter into, and SLRC enters into, a definitive Contract with respect to an SLRC Superior Proposal and (C) the third party that made such SLRC Superior Proposal, prior to such termination pays to SUNS in immediately available funds any fees required to be paid pursuant to Section 9.2(b).

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2. Termination Fee.

(a) If this Agreement shall be terminated:

(i) by SUNS pursuant to Section 9.1(c)(iv), then, prior to, and as a condition to such termination, SUNS shall cause the third party that made the applicable SUNS Superior Proposal (or its designee) to pay SLRC, subject to applicable Law, a non-refundable fee in an amount equal to $7,572,270, which is equal to 3.0% of the net asset value of SUNS as of September 30, 2021 (the “SUNS Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii) (A) by (x) SLRC or SUNS pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iii) or (y) SLRC pursuant to Section 9.1(d)(i) (solely to the extent that SUNS has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) or Section 9.1(d)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iii), prior to the time of the duly held SUNS Stockholders Meeting, and (C) SUNS enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, SUNS shall cause the third party that made such Takeover Proposal (or its designee) to pay SLRC, subject to applicable Law, the SUNS Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(a)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The SUNS Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to SUNS by SLRC if SLRC shall have furnished to SUNS wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the SUNS Termination Fee becomes payable and is paid pursuant to this Section 9.2(a), the SUNS Termination Fee shall be SLRC’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(b) If this Agreement shall be terminated:

(i) by SLRC pursuant to Section 9.1(d)(iv), then, prior to, and as a condition to such termination, SLRC shall cause the third party that made the applicable SLRC Superior Proposal (or its designee) to pay SUNS, subject to applicable Law, a non-refundable fee in an amount equal to $25,604,700, which is equal to 3.0% of the net asset value of SLRC as of September 30, 2021 (the “SLRC Termination Fee”) as liquidated damages and full compensation hereunder; or

(ii) (A) by (x) SLRC or SUNS pursuant to Section 9.1(b)(ii) or Section 9.1(b)(iv) or (y) SUNS pursuant to Section 9.1(c)(i) (solely to the extent that SLRC has committed a willful or intentional breach), (B) a Takeover Proposal has been publicly disclosed after the date of this Agreement and, prior to the date of such termination, has not been withdrawn (1) with respect to any termination pursuant to Section 9.1(b)(ii) and Section 9.1(c)(i), prior to the date of such termination and (2) with respect to any termination pursuant to Section 9.1(b)(iv), prior to the time of the duly held SLRC Stockholders Meeting, and (C) SLRC enters into a definitive Contract with respect to such Takeover Proposal within 12 months after such termination, and such Takeover Proposal is subsequently consummated (regardless of whether such consummation happens prior to or following such 12-month period), then, within two (2) Business Days after the date that such Takeover Proposal is consummated, SLRC shall cause the third party that made such Takeover Proposal (or its designee) to pay SUNS, subject to applicable Law, the SLRC Termination Fee as liquidated damages and full compensation hereunder; provided, that for purposes of this Section 9.2(b)(ii), the term “Takeover Proposal” will have the meaning assigned to such term in Article X, except that references to “25%” will be deemed to be references to “50%.”

The SLRC Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to SLRC by SUNS if SUNS shall have furnished to SLRC wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check. In the event that the SLRC Termination Fee becomes payable and is paid pursuant to this Section 9.2(b), the SLRC Termination Fee shall be SUNS’s sole and exclusive remedy for monetary damages under this Agreement.

(iii) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, that without these agreements each party would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If SLRC fails to pay any amounts due to SUNS pursuant to this Section 9.2 within the time periods specified in this Section 9.2 or SUNS fails to pay SLRC any amounts due to SLRC pursuant to this Section 9.2 within the time periods specified in this Section 9.2, SLRC or SUNS, as applicable, shall pay reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by SUNS or SLRC, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts from the date payment of such amounts was due at the prime lending rate in effect on the date payment was due as published in The Wall Street Journal (or any successor publication thereto), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

9.3. Effect of Termination. In the event of termination of this Agreement by either SUNS or SLRC as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of SLRC, Merger Sub, SUNS, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4. Fees and Expenses. Notwithstanding the provisions of Section 9.2, all fees and expenses incurred in connection with this Agreement and the Transactions (including the Mergers) shall be paid by the party incurring such fees or expenses, whether or not the Transactions (including the Mergers) are consummated; provided, however, notwithstanding the foregoing, the following fees and expenses shall be borne equally by SLRC and SUNS: (i) costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus, (ii) all filing and other fees paid to the SEC in connection with the Mergers, and (iii) fees and expenses for legal services to SUNS, SLRC and Merger Sub in connection with the Merger Agreement and the Transactions (excluding fees for legal services of independent counsel to the SLRC Special Committee and the SUNS Special Committee).

9.5. Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the SLRC Matters by the stockholders of SLRC or the SUNS Matters by the stockholders of SUNS; provided, however, that after any approval of the SLRC Matters by the stockholders of SLRC or the SUNS Matters by the stockholders of SUNS, there may not be, without further approval of the applicable party’s stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6. Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the SUNS Board, including the SUNS Special Committee, or the SLRC Board, including the SLRC Special Committee, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE X

CERTAIN DEFINITIONS

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, NY.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” means the quotient (rounded to four decimal places) of (i) the SUNS Per Share NAV divided by (ii) the SLRC Per Share NAV.

“Governmental Entity” means any federal, state, local or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to SLRC or SUNS, each director who is not an “interested person” of SLRC or SUNS, as the case may be, as defined in the Investment Company Act.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, SLRC and its Consolidated Subsidiaries, taken as a whole, or SUNS and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, the party’s board of directors, as of or prior to the date hereof (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable as of the date hereof) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the SLRC Common Stock (provided, however, that this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); or (c) any changes in general economic or political conditions, except to the extent that such changes have a materially disproportionate adverse impact on, as applicable, SLRC and its Consolidated Subsidiaries, taken as a whole, or SUNS and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which, as applicable, SLRC or SUNS conducts its businesses.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means for each of SLRC, SUNS and SCP, the actual knowledge of their respective executive officers, directors and managing members, as applicable, as of the date of this Agreement.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to SLRC, SUNS or SCP, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, including the commencement or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, the coronavirus (COVID-19) pandemic (including the impact on economies generally and the results of any actions taken by Governmental Entities in response thereto), (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, except, in the case of the foregoing clauses (1) and (2), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses or (3) the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement or (B) any failure to meet internal or published projections or forecasts for any period, as the case may be, or any decline in the price of shares of SUNS Common Stock or SLRC Common Stock on the Nasdaq or trading volume of SUNS Common Stock or SLRC Common Stock (provided that the underlying causes of such failure or decline shall be considered in determining whether there is a Material Adverse Effect) or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of SLRC or SUNS, as applicable, and its respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of SLRC or SUNS, as applicable.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Previously Disclosed” means information (i) with respect to SUNS, (A) set forth by SUNS in a disclosure schedule, if any, provided by SUNS to SLRC or (B) previously disclosed since the Applicable Date in any SUNS SEC Report, (ii) with respect to SLRC, (A) set forth by SLRC in a disclosure schedule, if any, provided by SLRC to SUNS or (B) disclosed since the Applicable Date in any SLRC SEC Report, and (iii) with respect to SCP, set forth by SCP in a disclosure schedule, if any, provided by SCP to SLRC and SUNS; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any SUNS SEC Report or SLRC SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“SLRC Matters” means (i) the proposed issuance of SLRC Common Stock in connection with the Merger and (ii) any other matters required to be approved or adopted by the stockholders of SLRC in order to effect the Transactions.

“SLRC Per Share NAV” means the quotient of (i) the Closing SLRC Net Asset Value divided by (ii) the number of shares of SLRC Common Stock issued and outstanding as of the Determination Date.

“SLRC Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, SLRC or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of SLRC or more than 75% of the assets of SLRC on a consolidated basis (a) on terms which the SLRC Board determines in good faith to be superior for the stockholders of SLRC (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the SLRC Termination Fee and any alternative proposed by SUNS in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by SLRC Board (upon the recommendation of the SLRC Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“SUNS Administration Agreement” means the administration agreement between SUNS and SLR Capital Management, LLC in effect as of the date of this Agreement.

“SUNS Advisory Agreement” means the investment advisory agreement between SUNS and SCP in effect as of the date of this Agreement.

“SUNS Matters” means (i) the approval of the Merger and the other Transactions and (ii) any other matters required to be approved or adopted by the stockholders of SUNS in order to effect the Transactions.

“SUNS Per Share NAV” means the quotient of (i) the Closing SUNS Net Asset Value divided by (ii) the number of shares of SUNS Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares).

“SUNS Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, SUNS or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of SUNS or more than 75% of the assets of SUNS on a consolidated basis (a) on terms which the SUNS Board determines in good faith to be superior for the stockholders of SUNS (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to the payment of the SUNS Termination Fee and any alternative proposed by SLRC in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the SUNS Board (upon the recommendation of the SUNS Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than SLRC or SUNS or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving SUNS or SLRC, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of SUNS or SLRC, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, SUNS or in any of SUNS’s Consolidated Subsidiaries or, SLRC or in any of SLRC’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to SUNS’s stockholders (i) all of its previously undistributed “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Trading Day” shall mean a day on which shares of SLRC Common Stock are traded on Nasdaq.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions

Term:	Section:
Acceptable Courts	11.6
Agreement	Preamble
Applicable Date	3.5(a)
A&R IMA	Recitals
ASC Topic 820	3.6(h)
BDC	Recitals
Cancelled Shares	1.5(b)
Closing	1.2
Closing Date	1.2
Closing SUNS Net Asset Value	2.6(b)
Closing SLRC Net Asset Value	2.6(a)
Code	Recitals
Current D&O Insurance	7.5(a)
Determination Date	2.6(a)
DOJ	7.1(a)
Effective Time	1.3
Employee Benefit Plans	3.13
Enforceability Exception	3.3(a)
Exchange Fund	2.3
First Articles of Merger	1.3
FTC	7.1(a)
GAAP	3.6(a)
HSR Act	3.4
Indemnified Liabilities	7.5(a)
Indemnified Parties	7.5(a)
Indemnified Party	7.5(a)
Intellectual Property Rights	3.16
IRS	3.11(a)
Joint Proxy Statement/Prospectus	3.4
KPMG	3.6(a)
Merger	Recitals
Merger Consideration	1.5(c)
Merger Sub	Preamble
Mergers	Recitals
MGCL	1.1
Nasdaq	2.2
Notice of a SUNS Superior Proposal	7.8(b)
Notice of an SLRC Superior Proposal	7.7(b)
Paying and Exchange Agent	2.3
Registration Statement	3.4
Representatives	7.6(a)
RIC	3.11(b)
Rights	3.2(a)
Sarbanes-Oxley Act	3.6(f)
Second Articles of Merger	1.8(a)
Second Merger	Recitals
SLRC	Preamble
SLRC Adverse Recommendation Change	7.8(a)
SLRC Balance Sheet	4.6(b)

Term:	Section:
SLRC Board	Recitals
SLRC Bylaws	4.1(b)
SLRC Capitalization Date	4.2(a)
SLRC Charter	4.1(b)
SLRC Common Stock	1.5(b)
SLRC Insurance Policy	4.15
SLRC Intellectual Property Rights	4.16
SLRC Intervening Event Notice Period	7.8(e)
SLRC Intervening Event Recommendation Change	7.8(e)
SLRC Material Contracts	4.14(a)
SLRC Recommendation	7.8(a)
SLRC Requisite Vote	4.3(a)
SLRC SEC Reports	4.5(a)
SLRC Special Committee	Recitals
SLRC Stockholders Meeting	4.3(a)
SLRC Termination Fee	9.2(b)
SLRC Voting Debt	4.2(a)
SUNS	Preamble
SUNS Adverse Recommendation Change	7.7(a)
SUNS Balance Sheet	3.6(b)
SUNS Board	Recitals
SUNS Bylaws	3.1(b)
SUNS Capitalization Date	3.2(a)
SUNS Charter	3.1(b)
SUNS Common Stock	1.5(b)
SUNS Insurance Policy	3.15
SUNS Intellectual Property Rights	3.16
SUNS Intervening Event Notice Period	7.7(e)
SUNS Intervening Event Recommendation Change	7.7(e)
SUNS Material Contracts	3.14(a)
SUNS Recommendation	7.7(a)
SUNS Requisite Vote	3.3(a)
SUNS SEC Reports	3.5(a)
SUNS Special Committee	Recitals
SUNS Stockholders Meeting	3.3(a)
SUNS Termination Fee	9.2(a)
SUNS Voting Debt	3.2(a)
Surviving Company	Recitals
Takeover Approval	7.7(a)(ii)
Takeover Proposal	9.2(a)(ii)
Takeover Statutes	3.19
Termination Date	9.1(b)(ii)
Terminations	1.7

ARTICLE XI

GENERAL PROVISIONS

11.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.5 and Section 9.4 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.

11.2. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SUNS, to:

SLR Senior Investment Corp.

500 Park Avenue, 5th Floor

New York, NY 10022

Attention:     Richard Peteka

Email:           rpeteka@slrcp.com

with a copy, which will not constitute notice, to:

Katten Muchin Rosenman LLP

2900 K Street NW, North Tower – Suite 200

Washington, DC 20007

Attention:    Vlad Bulkin

Email:          vlad.bulkin@katten.com

and

Dechert LLP

1900 K Street, NW

Washington, DC 20006

Attention:    Harry Pangas; Eric Siegel

Email:          harry.pangas@dechert.com; eric.siegel@dechert.com

If to SLRC or Merger Sub, to:

SLR Investment Corp.

500 Park Avenue, 5th Floor

New York, NY 10022

Attention:    Richard Peteka

Email:          rpeteka@slrcp.com

with a copy, which will not constitute notice, to:

Katten Muchin Rosenman LLP

2900 K Street NW, North Tower – Suite 200

Washington, DC 20007

Attention:    Vlad Bulkin

Email:          vlad.bulkin@katten.com

and

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:    Thomas Westle

Email:          twestle@blankrome.com

If to SCP, to:

SLR Capital Partners, LLC

500 Park Avenue, 5th Floor

New York, NY 10022

Attention:    Richard Peteka

Email:          rpeteka@slrcp.com

with a copy, which will not constitute notice, to:

Katten Muchin Rosenman LLP

2900 K Street NW, North Tower – Suite 200

Washington, DC 20007

Attention:    Vlad Bulkin

Email:          vlad.bulkin@katten.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3. Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.5. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, Northern Division and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). In any such judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Maryland, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, SLRC, SUNS, Merger Sub and SCP have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SLR INVESTMENT CORP.

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Co-Chief Executive Officer and President

By:	/s/ Bruce Spohler
Name:	Bruce Spohler
Title:	Co-Chief Executive Officer and Chief Operating Officer

SLR SENIOR INVESTMENT CORP.

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Co-Chief Executive Officer and President

By:	/s/ Bruce Spohler
Name:	Bruce Spohler
Title:	Co-Chief Executive Officer and Chief Operating Officer

SOLSTICE MERGER SUB, INC.

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Co-President

By:	/s/ Bruce Spohler
Name:	Bruce Spohler
Title:	Co-President

SLR CAPITAL PARTNERS, LLC

(Solely for the purposes of Section 2.6, Article V, Section 8.1(h) and Article XI)

By:	/s/ Michael S. Gross
Name:	Michael S. Gross
Title:	Managing Member

By:	/s/ Bruce Spohler
Name:	Bruce Spohler
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]